Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FOCUS UNIVERSAL INC.,

FCUV ACQUISITION CORP.

AND

PERFECULAR INC.

December 30, 2015

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is effective as of December 30, 2015, by and among FOCUS UNIVERSAL INC., a corporation formed under the laws of the State of Nevada, United States of America (“Buyer”), FCUV ACQUISITION CORP., a corporation formed under the laws of the State of Nevada, United States of America (“Acquisition Corp.”), PERFECULAR INC., a corporation formed under the laws of California, United States of America (“Seller”). Certain capitalized terms used in this Agreement are defined in the text or on Exhibit A attached hereto.

RECITALS

A. The Boards of Directors of Seller, Buyer and Acquisition Corp. believe it is in the best interests of their respective companies and the stockholders of their respective companies that Seller and Acquisition Corp. combine into a single company through the merger of Acquisition Corp. with and into Seller (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, among other things, the outstanding shares of Seller’s common stock (“Seller Common Stock”) will be exchanged for shares of Buyer’s Common Stock (“Buyer Common Stock”), as set forth herein.

C. Seller, Buyer and Acquisition Corp. desire to make certain representations and warranties and other agreements in connection with the Merger.

D. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

E. The parties intend to cause the Merger to be accounted for as a purchase that is intended not to cause adverse tax implications.

The parties agree as follows:

ARTICLE I
THE MERGER

1.1. The Merger.

(a) Constituents of the Merger. The constituent entities of the Merger are Acquisition Corp. and Seller. The name, address, place of organization, governing law and kind of entity of Acquisition Corp. are as follows:

Name:	FCUV ACQUISITION CORP.

Address:	701 South Carson Street, Suite 200
Carson City, Nevada 89701
USA

Place of Organization:	Nevada

Governing Law:	Nevada

Kind of Entity:	Corporation

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The name, address, place of organization, governing law and kind of entity of Seller are as follows:

Name:	PERFECULAR INC.

Address:	829 Lawson Street
City of Industry, CA 91748

Place of Organization:	California

Governing Law:	California

Kind of Entity:	Corporation

(b) The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Nevada Revised Statutes (the Nevada Revised Statutes, including Chapters 78 and 92A thereof, hereinafter referred to as the “Nevada Law”), Acquisition Corp. will be merged with and into Seller, the separate corporate existence of Acquisition Corp. will cease, and Seller will continue as the surviving corporation. Seller as the surviving corporation after the Merger is referred to in this Agreement from time to time as the “Surviving Corporation.”

(c) Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in ARTICLE VI but no later than December 31, 2015 (the “Closing Date”). The Closing will take place at the offices of Wilson & Oskam, LLP, 9110 Irvine Center Drive, Irvine, California 92618, or at such other place as the parties agree in writing. In connection with the Closing, the parties will cause the Merger to be consummated by filing with the Nevada Secretary of State Articles of Merger (“Articles of Merger”) as required by Section 92A.200 of the Nevada Law (the time of such filing being the “Effective Time”).

(d) Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of Seller and Acquisition Corp. will vest in the Surviving Corporation, and all debts, liabilities and duties of Seller and Acquisition Corp. will become the debts, liabilities and duties of the Surviving Corporation.

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(e) Articles of Incorporation and Bylaws of the Surviving Corporation. The Articles of Incorporation and bylaws of Seller, in effect at the Effective Time will be the Articles of Incorporation and bylaws of the Surviving Corporation until amended in accordance with applicable Law.

(f) Board of Directors of Surviving Corporation and Buyer. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law:

(i) Desheng Wang, Edward Lee, and Jennifer Gu as appointed by the directors will be the directors of the Surviving Corporation (with Desheng Wang being the Chairman of the Board), and

(ii) Desheng Wang will be the Chief Executive Officer and President of the Surviving Corporation.

1.2. Effect on Capital Stock. By virtue of the Merger and without any action on the part of Seller or the holders of any of the following securities at the Effective Time:

(a) Conversion of Seller Common Stock. All of the Seller Common Stock shall be converted into a number of shares of Buyer Common Stock that will represent approximately Eighty percent (80%) of the outstanding shares of Buyer immediately after the Effective Time, on a fully diluted basis (the “Acquisition Shares”). The number of Acquisition Shares shall be exactly 27,994,706 shares of Buyer Common Stock. Each issued and outstanding share of Seller Common Stock at the Effective Time will be converted into the right to receive one Acquisition Share, in a 43.66 to one exchange.

(b) No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Buyer Common Stock will be issued in connection with the Merger. Any Stockholder of Seller who in connection with the Merger is entitled to receive a fractional share of Buyer Common Stock shall receive the next whole number of shares of Buyer Common Stock.

(c) Shares Subject to Repurchase Options. If shares of Seller Common Stock outstanding immediately before the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, stock option exercise agreement or other agreement with Seller, then the shares of Buyer Common Stock issued in exchange for such shares of Seller Common Stock also will be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Buyer Common Stock shall be marked accordingly with appropriate legends.

(d) Dissenters’ Rights of Stockholders of Seller. Seller Dissenting Shares (if any) will not be converted into shares of Buyer Common Stock but instead will be converted into the right to receive such consideration as may be determined to be due with respect to such Seller Dissenting Shares pursuant to the Nevada Law. Seller will give Buyer prompt notice of any demand received by Seller to require Seller to purchase shares of Seller Common Stock, and Buyer will have the right to direct and participate in all negotiations and proceedings with respect to such demand. Except with the prior written consent of Buyer, or as required under the Nevada Law, Seller will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Seller Dissenting Shares (a “Seller Dissenting Stockholder”) who, pursuant to the provisions of the Nevada Law, becomes entitled to payment of the fair value for shares of Seller Common Stock will receive payment therefor (but only after the value therefor has been agreed on or finally determined pursuant to such provisions). If, after the Effective Time, Seller Dissenting Shares held by any Stockholder of Seller lose their status as Seller Dissenting Shares, then Buyer will issue and deliver, upon surrender by such Stockholder of Seller of a certificate or certificates representing shares of Seller Common Stock, the number of shares of Buyer Common Stock to which such Stockholder of Seller otherwise would be entitled under this ARTICLE I.

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(e) Certificate Legends. The shares of Buyer Common Stock to be issued pursuant to this ARTICLE I will not be registered and will be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing shares of Buyer Common Stock to be issued pursuant to this ARTICLE I will bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE SOLD, OFFERED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT (i) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION AND (ii) IN ACCORDANCE WITH THE RESTRICTIONS AND CONDITIONS SET FORTH IN A STOCKHOLDER CERTIFICATE BY AND BETWEEN THE HOLDER OF THESE SECURITIES AND THE ISSUER. A COPY OF SUCH STOCKHOLDER CERTIFICATE SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF LEGAL COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT ANY SALE OR TRANSFER OF THESE SECURITIES WILL BE IN COMPLIANCE WITH THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

1.3. Surrender of Certificates.

(a) Exchange Agent. Buyer’s transfer agent and registrar will act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Buyer to Provide Buyer Common Stock. Promptly after the Effective Time, Buyer will make available to the Exchange Agent for exchange in accordance with this ARTICLE I through such reasonable procedures as Buyer may adopt (i) the shares of Buyer Common Stock issuable pursuant to Sections 1.2(a) and 1.2(b) in exchange for shares of Seller Common Stock outstanding immediately before the Effective Time.

(c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation will cause to be mailed or otherwise delivered to each holder of record of a certificate or certificates (the “Certificates”) that immediately before the Effective Time represented outstanding shares of Seller Common Stock, whose shares were converted into the right to receive shares of Buyer Common Stock pursuant to Sections 1.2(a) and 1.2(b), (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon receipt of the Certificates by the Exchange Agent and will be in such form and have such other provisions as Buyer may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Buyer Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing the number of whole shares of Buyer Common Stock that such holder has the right to receive pursuant to Sections 1.2(a) and 1.2(b), and the Certificate so surrendered will forthwith be canceled. Until so surrendered, each outstanding Certificate that, before the Effective Time, represented shares of Seller Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Buyer Common Stock into which such shares of Seller Common Stock will have been so converted in accordance with Sections 1.2(a) and 1.2(b).

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(d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Buyer Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Buyer Common Stock represented thereby until the holder of record of such Certificate has surrendered such Certificate. Subject to applicable Law, following surrender of any such Certificate, there will be paid to the record holder of the certificates representing whole shares of Buyer Common Stock issued in exchange therefor, without interest at the time of such surrender, the amount of any such dividend or other distribution with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.3(d)) with respect to such shares of Buyer Common Stock.

(e) Transfer of Ownership. If any certificate for shares of Buyer Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, then it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Buyer or any agent designated by Buyer all transfer or other taxes required by reason of the issuance of a certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or established to the satisfaction of Buyer or any agent designated by Buyer that such tax has been paid or is not payable.

(f) Termination of Exchange. Any portion of the shares of Buyer Common Stock that remains undistributed to the Stockholders of Seller two (2) years after the Effective Time will be delivered to Buyer, upon demand, and all Stockholders of Seller who have not complied previously with this Section 1.3 thereafter will look only to Buyer for payment of their claim for shares of Buyer Common Stock and any dividend or distribution with respect to such shares of Buyer Common Stock.

(g) Seller Dissenting Shares. The provisions of this Section 1.3 also will apply to Seller Dissenting Shares that lose their status as such, except that the obligations of Buyer under this Section 1.3 will commence on the date of loss of such status, and the holder of such shares will be entitled to receive in exchange for such shares the number of shares of Buyer Common Stock to which such holder is entitled pursuant to Section 1.2.

1.4. No Further Ownership Rights in Seller Common Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of shares of Seller Common Stock in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Seller Common Stock, and there will be no further registration of transfers on the records of the Surviving Corporation of shares of Seller Common Stock that were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they will be canceled and exchanged as provided in this ARTICLE I.

1.5. Lost, Stolen or Destroyed Certificates. In the event Certificates have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Buyer Common Stock as may be required pursuant to Section 1.3; provided, however, that Buyer, in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as Buyer may reasonably direct as indemnity against any claim that may be made against Buyer, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

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1.6. Tax Consequences. The parties intend that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

1.7. Taking of Necessary Action; Further Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, then the officers and directors of Buyer and Seller are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the statements contained in this ARTICLE II are true and correct as of the date of this Agreement and as of the Effective Time (except for any such representation and warranty that expressly is made as of a specific date, in which case such representation and warranty shall be true and correct as of such date), subject to such qualifications as are set forth in the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule shall be arranged according to specific Sections in this ARTICLE II and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding Section in this ARTICLE II.

2.1. Organization and Related Matters.

(a) Seller is a corporation duly organized, validly existing and in good standing under the law of the State of California. Seller has all corporate power, Permits and Approvals necessary to own its properties and assets and to carry on its business as now conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the character or the location of the assets owned or leased by Seller or the nature of the business conducted by Seller requires licensing or qualification and where the failure to be so licensed or qualified would have a Seller Material Adverse Effect. Section 2.1 of the Seller Disclosure Schedule correctly lists the current directors and executive officers of Seller. Seller is not a registered or reporting company under the Exchange Act.

(b) Seller has delivered to Buyer true, correct and complete copies of the Organizational Documents of Seller and of the Seller Subsidiary, as currently in effect.

2.2. Capitalization.

(a) The authorized capital stock of Seller is as set forth under Schedule 2.2 hereof. Currently and at the Closing Date and immediately before the Effective Time, there will be outstanding only those shares of Seller Capital Stock held by the sole owner set forth under Schedule 2.2. All outstanding capital stock of Seller has been duly authorized and validly issued and is fully paid and non-assessable.

(b) As of the date hereof and as of the Closing, Seller has and shall have reserved no capital stock for issuance pursuant to outstanding options, warrants and rights, and Seller has no stock incentive plan.

(c) Except as set forth in this Section and in Section 2.2 of the Seller Disclosure Schedule, there are no outstanding (i) shares of capital stock or voting securities of Seller, (ii) securities of Seller convertible into or exchangeable for shares of capital stock or voting securities of Seller or (iii) options, warrants, restricted stock, other stock-based compensation awards or other rights to acquire from Seller or other obligations of Seller to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Seller. There are no outstanding obligations of Seller to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) above in this paragraph.

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2.3. Financial Statements.

(a) Seller has delivered to Buyer (a) an unaudited balance sheet of Seller as of September 30, 2015 (the “Seller Interim Balance Sheet,” and, such date, the “Seller Interim Balance Sheet Date”), (b) unaudited balance sheets of Seller for the two most recent fiscal years (or since inception if less than two years) and the related audited statements of operations, changes in stockholder’s equity and cash flow of Seller, together with the audit report thereon of Seller’s independent certified public accountants (the “Seller Financial Statements”) and Seller will deliver to Buyer (c) an unaudited balance sheet as of the Closing Date (the “Seller Closing Date Balance Sheet”) and the related unaudited statement of operations for the period from June 30, 2015 through the Closing Date. Such financial statements and notes thereto fairly present the financial condition and the results of operations, changes in stockholder’s equity and cash flow of Seller as at the respective dates of and for the periods referred to in such financial statements, subject in the case of interim financial statements to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Seller Interim Balance Sheet).

(b) Except as set forth in Section 2.3 of the Seller Disclosure Schedule, since the Seller Interim Balance Sheet Date, whether or not in the Ordinary Course of Business, there has not been, occurred or arisen:

(i) any event, occurrence, development or state of circumstances or facts that would, individually or in the aggregate, have a material adverse effect on the Business;

(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of Seller Capital Stock, or any repurchase, redemption or other acquisition by Seller of any outstanding shares of capital stock or other securities of, or other ownership interests in, Seller;

(iii) any incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money;

(iv) any creation or other incurrence by Seller of any Encumbrance on any material asset;

(v) any making of any material loan, advance or capital contribution to or investment in any Person;

(vi) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business;

(vii) any transaction or commitment made, or any Contract entered into by Seller, involving the acquisition or disposition of any material asset of Seller;

(viii) (i) any grant of any severance or termination pay to any current or former independent contractor, employee, officer or director of Seller, (ii) any increase in benefits payable under any existing severance or termination pay policies or employment Contract to which Seller is party, (iii) the entering into of any employment, deferred compensation or other similar Contract (or any amendment to any such existing Contract) by Seller with any current or former independent contractor, director, officer or employee of Seller, (iv) the establishment, adoption or material amendment (except as required by applicable Law or Legal Requirement) by Seller of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any current or former director, officer or employee of Seller or (v) any increase in compensation, bonus or other benefits payable to any current or former director, officer or employee of Seller;

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(ix) amendment to the Organizational Documents of Seller;

(x) payment or increase by Seller of any bonus, salary or other compensation to any independent contractor, stockholder, director, officer or (except in the Ordinary Course of Business) employee or entry into any employment, severance or similar Contract with any director, officer or employee; or

(xi) sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any asset or property of Seller or mortgage, pledge or imposition of any lien or other encumbrance on any material asset or property of Seller, including the sale, lease or other disposition of any Intellectual Property.

2.4. Absence of Certain Changes or Events. Since the Seller Interim Balance Sheet Date, except as contemplated by or as disclosed in this Agreement, Seller has conducted its business only in the Ordinary Course of Business, and, since the Seller Interim Balance Sheet Date, there has not been any Seller Material Adverse Effect.

2.5. Taxes. Except as set forth in Section 2.5 of the Seller Disclosure Schedule:

(a) All Tax Returns required to be filed by or with respect to Seller have been timely filed, and all such Tax Returns are complete and correct in all material respects. Seller has paid all Taxes that are due from or with respect to Seller for the periods covered by such Tax Returns and has made all required estimated Tax payments sufficient to avoid penalties for underpayment. The accrual for Taxes in the Interim Balance Sheet is adequate to cover all unpaid Taxes (whether or not disputed and whether or not due) of Seller with respect to all taxable periods ending on or before December 31, 2014. Seller has not incurred any Tax after December 31, 2014, except for Taxes incurred in the Ordinary Course of Business.

(b) (i) the Tax Returns referred to in clause (a) above have not been examined by the IRS or other appropriate Governmental Entity, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (ii) there is no audit, examination, suit, investigation or similar proceeding pending or, to the Knowledge of Seller, proposed or threatened with respect to Taxes of Seller, and, to the Knowledge of Seller, no basis exists therefor; and (iii) there are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from Seller.

(c) Section 2.6(c) of the Seller Disclosure Schedule sets forth the amount of net operating losses, net capital losses, foreign Tax credits and investment and other Tax credits of Seller as of the date of the Interim Balance Sheet.

(d) All Taxes that Seller has been required by Law or Legal Requirement to withhold or to collect for payment have been duly withheld and collected and have been paid or accrued, reserved against and added on the books of Seller. Seller has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

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(e) There are no liens for Taxes on the assets of Seller, except for liens relating to current Taxes not yet due and payable.

(f) All Tax Returns filed by (or that include on a consolidated basis) Seller are true, correct and complete. There is no tax sharing agreement that will require any payment by Seller after the date of this Agreement. Seller is not, and within the five-year period preceding the Closing Date has not been, an “S” corporation.

2.6. Contracts; No Defaults.

(a) Section 2.6 of the Seller Disclosure Schedule lists each Contract to which Seller is a party or to which Seller or any of Seller’s properties is subject or by which any thereof is bound that is deemed a Material Contract under this Agreement. Unless otherwise so noted in Section 2.6 of the Seller Disclosure Schedule, each such Seller Material Contract was entered into in the Ordinary Course of Business. Each Seller Material Contract that (a) after the Balance Sheet Date obligates Seller to pay or receive an amount of $50,000 or more, (b) has an unexpired term as of the date of this Agreement in excess of one year, (c) represents a Contract upon which the Business is substantially dependent or which otherwise could be material to the Business, (d) relates to indebtedness for money borrowed or provides for an extension of credit, (e) limits or restricts the ability of Seller to compete or otherwise to conduct its business in any manner or place, (f) provides for a guaranty or indemnity by Seller, (g) grants a power of attorney, agency or similar authority to another Person, (h) contains a right or obligation of any Associate, Affiliate, officer or director of Seller to Seller, (i) is an employment contract, consulting agreement, stockholder agreement or voting trust or (j) was not made in the Ordinary Course of Business will be deemed to be a Material Contract and has been identified in Section 2.6 of the Seller Disclosure Schedule. True copies of the Seller Material Contracts appearing in Section 2.6 of the Seller Disclosure Schedule, including all amendments and supplements thereto, and a written description of the terms of all oral Seller Material Contracts, have been delivered to Buyer.

(b) Section 2.6 of the Seller Disclosure Schedule lists (under the appropriate subsection) all of the Seller Material Contracts (if any). In addition (as applicable), Section 2.6(b) of the Seller Disclosure Schedule sets forth reasonably complete details about such Seller Material Contracts, including the parties to such Seller Material Contracts, the amount of the remaining commitment of Seller under such Seller Material Contracts and the Seller offices where details relating to the Seller Material Contracts are located.

(c) Except as set forth in Section 2.6(c) of the Seller Disclosure Schedule, each Seller Material Contract identified or required to be identified in Section 2.6 of the Seller Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

(d) Each Seller Material Contract is valid and subsisting; Seller has duly performed all of Seller’s obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event that would (with the passage of time, notice or both) constitute a material breach or default, thereunder by Seller or, to the Knowledge of Seller, any other party or obligor with respect thereto, has occurred or as a result of this Agreement or performance hereof will occur. Consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any right of, or accelerate or augment any obligation of, Seller under any of the Contracts listed in Section 2.6 of the Seller Disclosure Schedule, except as set forth in Section 2.6(e) of the Seller Disclosure Schedule.

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2.7. Assets; Absence of Liens and Encumbrances. Except as set forth in Section 2.7 of the Seller Disclosure Schedule, Seller owns, leases or has the legal right to use all of the material assets, properties and rights of every kind, nature, character and description, including real property and personal property (other than Intellectual Property, which is covered by Section 2.9), used or intended to be used in the conduct of the Seller Business or otherwise owned or leased by Seller and, with respect to contract rights, is a party to and enjoys the right to the benefits of all Seller Material Contracts used or intended to be used by Seller in or relating to the conduct of the Seller Business (all such properties, assets and contract rights being the “Seller Assets”). Seller has good and marketable title to, or, in the case of leased or subleased Seller Assets, valid and subsisting leasehold interests in, all the Seller Assets, free and clear of all mortgages, liens, pledges, charges, claims, defects of title, restrictions, infringements, security interests or encumbrances of any kind or character (“Liens”) except for (x) Liens for current Taxes not yet due and payable and (y) Liens that have arisen in the Ordinary Course of Business and that do not, individually or in the aggregate, materially detract from the value, or materially interfere with the present or contemplated use, of the Seller Assets subject thereto or affected thereby.

2.8. No Undisclosed Liabilities. Except as set forth in Section 2.8 of the Seller Disclosure Schedule, Seller has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Seller Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the Seller Interim Balance Sheet Date.

2.9. Intellectual Property. Section 2.9 of the Seller Disclosure Schedule contains a complete and correct list of (a) all Intellectual Property that is owned by Seller and primarily related to, used in, held for use in connection with or necessary for the conduct of, or otherwise material to, the Seller Business, (b) all Contracts pursuant to which Seller has licensed Intellectual Property to, or the use of Intellectual Property otherwise is permitted by, any other Person and (c) all Contracts pursuant to which Seller has had Intellectual Property licensed to Seller or otherwise has been permitted to use Intellectual Property.

2.10. Corporate Authorization. Subject to required approval by the Stockholders of Seller, Seller has all requisite corporate power and authority to execute, deliver and perform each Transaction Document to which it is a party. The execution, delivery and performance of the Transaction Documents to which Seller is a party have been duly authorized by all necessary corporate action on the part of Seller, subject only to the approval of the Merger by the Stockholders of Seller as contemplated by Section 6.1(a). This Agreement constitutes, and the other Transaction Documents to which Seller is a party, when executed by Seller, will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. The affirmative vote of the holders of a majority of the then-outstanding shares of Seller Common Stock is the only vote of the holders of Seller Common Stock necessary under applicable Laws to approve this Agreement and the transactions contemplated hereby. Seller’s Board of Directors has (a) unanimously approved and adopted this Agreement and the Merger, (b) determined that in its opinion the Merger is in the best interests of the Stockholders of Seller and is on terms that are fair to the Stockholders of Seller and (c) recommended that the Stockholders of Seller approve this Agreement and the Merger.

2.11. Authorization. The execution, delivery and performance by Seller of the Transaction Documents to which Seller is a party and the consummation of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Entity except for (a) the filing of the Articles of Merger as provided in Section 1.1 and (b) other filings and Approvals described in Section 2.11 of the Seller Disclosure Schedule (if any).

2.12. Non-Contravention.

(a) The execution, delivery and performance by Seller of the Transaction Documents to which Seller is a party and the consummation by Seller of the transactions contemplated thereby do not and will not (i) violate the charter documents of Seller, (ii) assuming compliance with the matters referred to in Section 2.11 of the Seller Disclosure Schedule, violate any applicable Law or Legal Requirement, (iii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or to a loss of any benefit to which Seller is entitled under any provision of any Seller Material Contract or any Permit or Approval affecting, or relating in any way to, the Seller Business or (iv) result in the creation or imposition of any Encumbrance on any asset of Seller or of the Seller Subsidiary except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a Seller Material Adverse Effect or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement.

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(b) Except as set forth in Section 2.12 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of Seller or (B) any resolution adopted by the Board of Directors or the Stockholders of Seller; (ii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller, or any of the assets owned or used by Seller, may be subject; (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the business of, or any of the assets owned or used by, Seller ; (iv) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Seller Contract; or (v) result in the imposition or creation of any Encumbrance on or with respect to any of the assets owned or used by Seller .

2.13. Legal Proceedings. No Order has been issued and no Action is pending, or, to the Knowledge of Seller, threatened against or affecting Seller or any of its properties or assets that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a Seller Material Adverse Effect or materially impair the ability of Seller to perform Seller’s obligations under the Transaction Documents or any aspect of the transactions contemplated thereby. There is no matter as to which Seller has received any notice, claim or assertion, or, to the Knowledge of Seller, that otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of Seller or any other Person, nor to the Knowledge of Seller is there any reasonable basis therefore, in connection with which any such Person has or may reasonably be expected to have any right to indemnification by Seller.

2.14. Compliance With Law and Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Section 2.14(a) of the Seller Disclosure Schedule:

(i) Seller is, and at all times since the date of its respective initial incorporation, formation or organization has been, in full compliance with each Law and Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Law or Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) Seller has not received, at any time since the date of its respective initial incorporation, formation or organization, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Law or Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

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(b) Section 2.14(b) of the Seller Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the business of, or to any of the assets owned or used by, Seller. Each Governmental Authorization listed or required to be listed in Section 2.14(b) of the Seller Disclosure Schedule is valid and in full force and effect.

2.15. Minute Books. The minute books of Seller accurately reflect all material actions and proceedings taken to date by the Stockholders of Seller, the Board of Directors of Seller and committees thereof, and such minute books contain true and complete copies of the charter documents of Seller and all related amendments. The stock record book of Seller reflects accurately all transactions in Seller’s capital stock of all classes.

2.16. Due Diligence Materials. All documents, agreements and other materials provided by Seller to Buyer or any representative of Buyer in connection with the due diligence conducted in connection with the transactions contemplated by this Agreement have been true, correct and complete originals or copies of the documents, agreements and other materials purported to be provided or to which access has been given.

2.17. Tax Matters. Neither Seller nor any of Seller’s Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. Seller is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

2.18. Disclosure.

(a) No representation or warranty of Seller in this Agreement and no statement in the Seller Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No notice given pursuant to this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

2.19. Brokers Or Finders. No Brokers have been involved on behalf of Seller in this Agreement and the contemplated transactions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and the Stockholders of Seller that the statements contained in this ARTICLE III are true and correct as of the date of this Agreement and as of the Effective Time (except for any such representation and warranty that expressly is made as of a specific date, in which case such representation and warranty shall be true and correct as of such date), subject to such qualifications as are set forth in the disclosure schedule delivered by Buyer to Seller concurrently with the execution of this Agreement (the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule shall be arranged according to specific Sections in this ARTICLE III and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding Section in this ARTICLE III.

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3.1. Organization and Related Matters.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the Nevada Law. Buyer has all corporate power, Permits and Approvals necessary to own its properties and assets and to carry on its business as now conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the character or the location of the assets owned or leased by Buyer or the nature of the business conducted by Buyer requires licensing or qualification and where the failure to be so licensed or qualified would have a Buyer Material Adverse Effect. Section 3.1(a) of the Buyer Disclosure Schedule correctly lists the current directors and executive officers of Buyer. Buyer is a registered or reporting company under the Exchange Act.

(b) Buyer has delivered to Seller, or publicly disclosed in its filings with the SEC, true, correct and complete copies of the Organizational Documents of Buyer, as currently in effect.

3.2. Capitalization.

(a) The authorized capital stock of Buyer consists of 2,000,000,000 shares of Common Stock, par value $0.001 (the “Common Stock”) and 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). On the date of this Agreement, there are outstanding approximately 1,222,366,295 shares of Buyer Common Stock, which number the Buyer anticipates will continue to increase as Buyer settles outstanding obligations prior to the Closing. On the date of this Agreement, no shares of preferred stock are outstanding. All outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable.

(b) The only stock incentive plan, stock option plan or any other similar plan or arrangement currently in effect is Buyer’s 2007 Stock Option Plan.

(c) Except as set forth in this Section and in Section 3.2 of the Buyer Disclosure Schedule, there are no outstanding (i) shares of capital stock or voting securities of Buyer, (ii) securities of Buyer convertible into or exchangeable for shares of capital stock or voting securities of Buyer or (iii) options, warrants, restricted stock, other stock-based compensation awards or other rights to acquire from Buyer or other obligations of Buyer to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Buyer. There are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any securities referred to in clauses (i), (ii) or (iii) above in this paragraph.

3.3. Financial Statements.

(a) Buyer has delivered to Seller (a) an unaudited consolidated balance sheet of Buyer as of November 30, 2015 (the “Buyer Interim Balance Sheet,” and, such date, the “Buyer Interim Balance Sheet Date”) (b) audited consolidated balance sheets of Buyer as of December 31, 2014, 2013, and 2012 and the related unaudited income statements, statements of operations, cash flows, for the years then ended, 2014, 2013, and 2012. Such financial statements and notes thereto fairly present the financial condition and the results of operations, changes in stockholder’s equity and cash flow of Buyer as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject in the case of interim financial statements to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Buyer Interim Balance Sheet). The financial statements referred to in this Section 3.3 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any other Person are required by GAAP to be included in the financial statements of Buyer. All of the foregoing financial statements are referred to collectively in this Agreement as the “Buyer Financial Statements.”

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(b) Except as set forth in Section 3.3 of the Buyer Disclosure Schedule, since the Buyer Interim Balance Sheet Date, whether or not in the Ordinary Course of Business, there has not been, occurred or arisen:

(i) any event, occurrence, development or state of circumstances or facts that would, individually or in the aggregate, have a material adverse effect on the Business;

(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of Buyer Capital Stock, or any repurchase, redemption or other acquisition by Buyer of any outstanding shares of capital stock or other securities of, or other ownership interests in, Buyer;

(iii) any incurrence, assumption or guarantee by Buyer of any indebtedness for borrowed money;

(iv) any creation or other incurrence by Buyer of any Encumbrance on any material asset;

(v) any making of any material loan, advance or capital contribution to or investment in any Person;

(vi) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business;

(vii) any transaction or commitment made, or any Contract entered into by Buyer, involving the acquisition or disposition of any material asset of Buyer;

(viii) amendment to the Organizational Documents of Buyer;

(ix) payment or increase by Buyer of any bonus, salary or other compensation to any independent contractor, stockholder, director, officer or (except in the Ordinary Course of Business) employee or entry into any employment, severance or similar Contract with any director, officer or employee;

(x) entry into, termination of or receipt of notice of termination by Buyer of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement or (ii) any Contract or transaction involving a total remaining commitment by or to Buyer of at least $10,000; or

(xi) sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any asset or property of Buyer or mortgage, pledge or imposition of any lien or other encumbrance on any material asset or property of Buyer, including the sale, lease or other disposition of any Intellectual Property.

3.4. Absence of Certain Changes or Events. Since the Buyer Interim Balance Sheet Date, except as contemplated by or as disclosed in this Agreement, Buyer has conducted its business only in the Ordinary Course of Business, and, since the Buyer Interim Balance Sheet Date, there has not been any Buyer Material Adverse Effect.

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3.5. Taxes. Except as set forth in Section 3.5 of the Buyer Disclosure Schedule:

(a) All Tax Returns required to be filed by or with respect to Buyer have been timely filed, and all such Tax Returns are complete and correct in all material respects. Buyer has paid all Taxes that are due from or with respect to Buyer for the periods covered by such Tax Returns and has made all required estimated Tax payments sufficient to avoid penalties for underpayment. The accrual for Taxes in the Interim Balance Sheet is adequate to cover all unpaid Taxes (whether or not disputed and whether or not due) of Buyer with respect to all taxable periods ending on or before December 31, 2014. Buyer has not incurred any Tax after December 31, 2014, except for Taxes incurred in the Ordinary Course of Business.

(b) (i) the Tax Returns referred to in clause (a) above have not been examined by the IRS or other appropriate Governmental Entity, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (ii) there is no audit, examination, suit, investigation or similar proceeding pending or, to the Knowledge of Buyer, proposed or threatened with respect to Taxes of Buyer, and, to the Knowledge of Buyer, no basis exists therefor; and (iii) there are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from Buyer.

(c) Section 3.5(c) of the Buyer Disclosure Schedule sets forth the amount of net operating losses, net capital losses, foreign Tax credits and investment and other Tax credits of Buyer as of the date of the Interim Balance Sheet.

(d) All Taxes that Buyer has been required by Law or Legal Requirement to withhold or to collect for payment have been duly withheld and collected and have been paid or accrued, reserved against and added on the books of Buyer. Buyer has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) There are no liens for Taxes on the assets of Buyer, except for liens relating to current Taxes not yet due and payable.

(f) All Tax Returns filed by (or that include on a consolidated basis) Buyer are true, correct and complete. There is no tax sharing agreement that will require any payment by Buyer after the date of this Agreement. Buyer is not, and within the five-year period preceding the Closing Date has not been, an “S” corporation.

3.6. Contracts.

(a) Section 3.6(a) of the Buyer Disclosure Schedule lists (under the appropriate subsection) all of the Buyer Material Contracts (if any) which have not been publicly filed with the SEC.

(b) Except as set forth in Section 3.6(b) of the Buyer Disclosure Schedule, each Buyer Material Contract identified or required to be identified in Section 3.6(a) of the Buyer Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

3.7. Title To Property; Encumbrances Section 3.7 of the Buyer Disclosure Schedule contains a complete and accurate list of all real property, leaseholds or other interests therein owned by Buyer or any Buyer Subsidiary. Buyer has delivered or made available to Seller copies of the deeds and other instruments (as recorded) by which Buyer acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Buyer and relating to such property or interests. Buyer does not own any real property.

3.8 No Undisclosed Liabilities. Except as set forth in Section 3.8 of the Buyer Disclosure Schedule, Buyer has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Buyer Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the Buyer Interim Balance Sheet Date. Prior to the Closing Date, Buyer will pay or otherwise satisfy and discharge any and all liabilities unless otherwise agreed by Seller in writing.

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3.9 Corporate Authorization. Subject to required approval by the Stockholders of Buyer, Buyer has all necessary corporate power and authority to execute, deliver and perform each Transaction Document to which it is a party. The execution, delivery and performance of the Transaction Documents to which Buyer is a party have been duly authorized by all necessary corporate action on the part of Buyer, subject only to the approval of the Merger by the Stockholders of Buyer as contemplated by Section 6.1(a). This Agreement constitutes, and the other Transaction Documents to which Buyer is a party, when executed by Buyer, will constitute, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. The affirmative vote of the holders of a majority of the shares of Buyer Common Stock is the only vote of the holders of any Smart Data capital stock necessary under the Nevada Law to approve this Agreement and the transactions contemplated hereby. Buyer’s Board of Directors has (a) unanimously approved and adopted this Agreement and the Merger, (b) determined that in its opinion the Merger is in the best interests of the Stockholders of Buyer and is on terms that are fair to the Stockholders of Buyer and (c) recommended that the Stockholders of Buyer approve this Agreement and the Merger.

3.10 Authorization. The execution, delivery and performance by Buyer of the Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated thereby require no action by or in respect of, or filing with, any Governmental Entity except for (a) the filing of the Articles of Merger as provided in Section 1.1, (b) filings required under the Securities Act (as applicable), under the Exchange Act and under applicable state Blue Sky Laws and (c) other filings and Approvals described in Section 3.13 of the Buyer Disclosure Schedule (if any).

3.11 Non-Contravention.

(a) The execution, delivery and performance by Buyer of the Transaction Documents to which Buyer is a party and the consummation by Buyer of the transactions contemplated thereby do not and will not (i) violate the Articles of Incorporation or Bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 3.11 of the Buyer Disclosure Schedule, violate any applicable Law, (iii) except for the approval of the Stockholders of Buyer, require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any Contract binding on Buyer or any Permit or Approval affecting, or relating in any way to, the assets or business of Buyer or (iv) result in the creation or imposition of any Encumbrance on any material asset of Buyer except, in the case of clauses (ii), (iii) and (iv), for such matters as would not, individually or in the aggregate, have a Buyer Material Adverse Effect or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.11 of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents of Buyer or (B) any resolution adopted by the Board of Directors or the Stockholders of Buyer; (ii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Buyer, or any of the assets owned or used by Buyer, may be subject; (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Buyer or that otherwise relates to the business of, or any of the assets owned or used by, Buyer; (iv) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Buyer Contract; or (v) result in the imposition or creation of any Encumbrance on or with respect to any of the assets owned or used by Buyer.

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3.15. Legal Proceedings. No Order has been issued and no Action is pending, or, to the Knowledge of Buyer, threatened against or affecting Buyer or any of Buyer’s properties or assets that individually or when aggregated with one or more other Orders or Actions has or might reasonably be expected to have a Buyer Material Adverse Effect or materially impair the ability of Buyer to perform Buyer’s obligations under the Transaction Documents or any aspect of the transactions contemplated thereby. Section 3.15 of the Buyer Disclosure Schedule lists each Order or Action that involves a claim or threatened claim of aggregate liability in excess of $25,000 against, or that enjoins or compels or seeks to enjoin or to compel any activity by, Buyer. There is no matter as to which Buyer has received any notice, claim or assertion, or, to the Knowledge of Buyer, that otherwise has been threatened or is reasonably expected to be threatened or initiated, against or affecting any director, officer, employee, agent or representative of Buyer, Buyer or any other Person, nor to the Knowledge of Buyer is there any reasonable basis therefor, in connection with which any such Person has or may reasonably be expected to have any right to indemnification by Buyer.

3.16. Compliance With Law; Governmental Authorizations.

(a) Except as set forth in Section 3.16(a) of the Buyer Disclosure Schedule:

(i) Buyer is, and at all times since the date of its initial incorporation has been, in full compliance with each Law and Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Buyer of, or a failure on the part of Buyer to comply with, any Law or Legal Requirement or (B) may give rise to any obligation on the part of Buyer to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii) Buyer has not received, at any time since the date of its initial incorporation, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Law or Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Buyer to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Section 3.16(b) of the Buyer Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by Buyer or that otherwise relates to the business of, or to any of the assets owned or used by, Buyer. Each Governmental Authorization listed or required to be listed in Section 3.16(b) of the Buyer Disclosure Schedule is valid and in full force and effect.

3.17. Employees. (a) Buyer has no employee disputes existing, or to Buyer’s Knowledge, threatened, involving strikes, work stoppages, slow downs or lockouts.

3.18. Employee Benefits.

(a) Buyer has no ERISA Affiliates. Buyer has no employee benefit plan, whether written or unwritten, to which Buyer is or during the last three years has been a party or by which any of them is or during the last three years has been bound, legally or otherwise, including (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (ii) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to company automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance or (iii) any other “employee benefit plan” (within the meaning of Section 3(3) of ERISA).

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(i) The consummation, announcement or other action relating to the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from Buyer to any officer, employee, former employee, director or former director thereof or to the trustee under any “rabbi trust” or similar arrangement or (ii) benefit under any such plan or arrangement being established, accelerated, vested or payable.

3.19. Environmental Law Compliance. There are no pending or, to Buyer’s Knowledge, threatened claims, suits or proceedings arising out of or related to any noncompliance with any Environmental Laws in connection with the Business. Buyer has complied and is in compliance with all Laws applicable to the Business relating to environmental protection, including standards relating to air, water, land and the generation, storage. transportation, treatment or disposal of, Hazardous Substances (collectively, “Environmental Laws”), except where non-compliance with any such Laws would not have a material adverse effect on the Business.

3.20. Related Party Transactions. Except as set forth in Section 3.20 of the Buyer Disclosure Schedule or as otherwise disclosed in the Notes to the Buyer Financial Statements, no director or officer of Buyer and no Person related to any of them by consanguinity or marriage has any direct or indirect interest in (i) any equipment or other property, real or personal, tangible or intangible, including any item of intellectual property, used in connection with or pertaining to the Business, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of Buyer; provided, however, that (A) no such director or officer or other Person will be deemed to have such an interest solely by virtue of the ownership of less than 5% of the outstanding voting stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System, and (B) no such director or officer or other Person will be deemed to have such an interest solely by virtue of the ownership by a partnership in which he is a partner of less than 5% of the outstanding voting stock or debt securities of any privately held company.

3.21. Due Diligence Materials. All documents, agreements and other materials provided by Buyer to Seller or any representative of Seller in connection with the due diligence conducted in connection with the transactions contemplated by this Agreement have been true, correct and complete originals or copies of the documents, agreements and other materials purported to be provided or to which access has been given.

3.22. Tax Matters. Neither Buyer nor any of Buyer’s Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. Buyer is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

3.23. Disclosure.

(a) No representation or warranty of Buyer in this Agreement and no statement in the Buyer Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No notice given pursuant to Section 3.23(b) will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

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3.24. No Brokers Or Finders. No agent, broker, finder, investment or commercial banker or other Person or firm engaged by or acting on behalf of Buyer or any of its Affiliates or any agent of Buyer or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement is or will be entitled to any broker’s or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

3.25. SEC Documents. Except as set forth in Section 3.25 of the Buyer Disclosure Schedule or disclosed herein, Buyer has filed, or will file prior to the Closing Date, all Buyer SEC Documents required to be filed by Buyer before the date of this Agreement and before the Effective Time. On April 16, 2014, Buyer filed a comprehensive Annual Report on Form 10-K covering the fiscal years ended December 31, 2010, 2011 and 2012 and the quarterly periods with respect to each of 2011 and 2012 (the “Comprehensive 2012 Form 10-K”) as part of its efforts to become current in its filing obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Although the Buyer has regularly made filings through Current Reports on Form 8-K when deemed appropriate, the Comprehensive Form 10-K was the Buyer’s first annual periodic filing with the SEC since the filing of its Annual Report on Form 10-K for the year ended December 31, 2009. Included in the Comprehensive 2012 Form 10-K are the Buyer’s unaudited financial statements for the fiscal years ended December 31, 2010, 2011 and 2012, which were not been previously filed with the SEC. On May 12, 2014, Buyer filed an annual report on Form 10-K with respect to the year ended December 31, 2013 and on May 15, 2014, Buyer filed a Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (collectively and together with the Comprehensive 2012 Form 10-K, the “Buyer Periodic Reports”). Except to the extent that information contained in any Buyer Periodic Reports has been revised or superseded by a later-filed Buyer SEC Document, filed and publicly available before the date of this Agreement or before the Effective Time, none of the Buyer Periodic Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV
CONDUCT BEFORE CLOSING

4.1. Conduct of Seller. Except as provided in the Transaction Documents, from the date of this Agreement until the Effective Time, except with the prior written consent of Buyer, Seller will conduct its business in the Ordinary Course of Business consistent with past practice, and will use its commercially reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its current officers and employees.

4.2. Conduct of Buyer. Except as provided in the Transaction Documents, from the date of this Agreement until the Effective Time, except with the prior written consent of Seller, Buyer will conduct its business in the Ordinary Course of Business consistent with past practice and will use its commercially reasonable best efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its current officer and director.

4.3. No Solicitation of Seller Competing Transactions. Seller will and will direct and use commercially reasonable best efforts to cause its officers, directors, employees, agents and representatives (including any investment banker, attorney, financial advisor or accountant retained by Seller) not to initiate, solicit or knowingly encourage, directly or indirectly (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiry or the making of any proposal that constitutes, or reasonably may be expected to lead to, any Seller Competing Transaction, or enter into or continue discussions or negotiations with any Person in furtherance of such inquiries or to obtain a Seller Competing Transaction, or agree to or endorse any Seller Competing Transaction, or authorize any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by Seller to take any such action, and Seller will notify Buyer of all inquiries or proposals that Seller may receive relating to any of such matters and, if such inquiry or proposal is in writing, will deliver to Buyer a copy of such inquiry or proposal.

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4.4. No Solicitation of Buyer Competing Transactions. Buyer will and will direct and use commercially reasonable best efforts to cause its officers, directors, employees, agents and representatives (including any investment banker, attorney, financial advisor or accountant retained by Buyer) not to initiate, solicit or knowingly encourage, directly or indirectly (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiry or the making of any proposal that constitutes, or reasonably may be expected to lead to, any Buyer Competing Transaction, or enter into or continue discussions or negotiations with any Person in furtherance of such inquiries or to obtain a Buyer Competing Transaction, or agree to or endorse any Buyer Competing Transaction, or authorize any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by Buyer to take any such action, and Buyer will notify Seller of all inquiries or proposals that Buyer may receive relating to any of such matters and, if such inquiry or proposal is in writing, will deliver to Seller a copy of such inquiry or proposal.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1. Access.

(a) Seller will make available for inspection by Buyer and its representatives, during normal business hours and in a manner so as not to interfere with normal business operations, all of Seller’s records, premises, Contracts and all other documents in Seller’s possession or control that are reasonably requested by Buyer and its representatives to inspect and examine the business and affairs of Seller and any of the Seller Subsidiaries. Seller will cause its managerial employees, legal counsel and regular independent accountants to be available upon reasonable advance notice to answer questions of Buyer and Buyer’s representatives about the business and affairs of Seller and the Seller Subsidiary. No examination by Buyer and its representatives will constitute a waiver or relinquishment by Buyer of its rights to rely on Seller’s covenants, representations and warranties made herein or pursuant hereto.

(b) Buyer will make available for inspection by Seller and its representatives, during normal business hours and in a manner so as not to interfere with normal business operations, those of Buyer’s records, premises, Contracts and all other documents in Buyer’s possession or control that are reasonably requested by Seller and its representatives to inspect and examine the business and affairs of Buyer Common Stock or the Buyer Preferred Stock (as applicable). Buyer will cause its managerial employees, legal counsel and regular independent accountants to be available upon reasonable advance notice to answer questions of Seller and Seller’s representatives about the business and affairs of Buyer. No examination by Seller and its representatives will constitute a waiver or relinquishment by Seller of its rights to rely on Buyer’s covenants, representations and warranties made herein or pursuant hereto.

5.2. Due Diligence.

(a) Seller covenants and agrees to all of the terms and provisions set forth in this Section 5.2(a). Between the date of this Agreement and the Effective Time, in addition to Buyer’s rights provided by Section 5.1(a), Buyer, acting through Buyer’s own personnel, legal counsel, accountants and other representatives and agents, shall have the full right to (a) examine the offices, properties, equipment, invoices, customer records, agreement books and records of Seller and of the Seller Subsidiary, (b) meet and discuss the Seller Business and the operations, history and prospects of the Seller Business with representatives and employees of Seller and the Seller Subsidiary and (c) otherwise perform such due diligence review of Seller, the Seller Subsidiary and the Seller Business as Buyer in its sole and absolute discretion deems necessary or appropriate, including a due diligence review of the Contracts, assets, rights, liabilities and Intellectual Property of Seller . Buyer’s representatives and agents, with the assistance of Seller’s personnel and the personnel of the Seller Subsidiary, will prepare an inventory of all assets and other Intellectual Property of Seller and the Seller Subsidiary. Seller shall promptly provide to Buyer copies of all documents related to the Seller Business that Buyer reasonably requests. Buyer and Buyer’s representatives and agents shall be permitted to meet with representatives and employees of Seller individually and as a group. The due diligence review by Buyer will be at Buyer’s sole expense, except that Seller shall make Seller’s and the Seller Subsidiary’s employees, representatives, officers and accountants available to Buyer without charge and shall provide copies of documents to Buyer without charge. If the results of such due diligence review or meetings are not entirely satisfactory or acceptable to Buyer for any reason whatsoever, as determined by Buyer in Buyer’s reasonable discretion, then, notwithstanding any other term or provision of this Agreement, Buyer will have no duty or obligation of any kind or nature whatsoever to proceed with or to consummate any of the transactions contemplated by this Agreement, including the Merger, or to negotiate revised terms, provisions or conditions for any of the transactions contemplated by this Agreement, including the Merger, and Buyer may terminate this Agreement without payment of any damages or penalty.

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(b) Buyer covenants and agrees to all of the terms and provisions set forth in this Section 5.2(b). Between the date of this Agreement and the Effective Time, in addition to Seller’s rights provided by Section 5.1(b), Seller, acting through Seller’s own personnel, legal counsel, accountants and other representatives and agents, shall have the full right to (a) examine the offices, properties, equipment, invoices, customer records, agreement books and records of Buyer, (b) meet and discuss Buyer and the operations, history and prospects of Buyer with representatives and employees of Buyer and (c) otherwise perform such due diligence review of Buyer as Seller in its sole and absolute discretion deems necessary or appropriate, including a due diligence review of the Contracts, assets, rights, liabilities and Intellectual Property of Buyer. Seller’s representatives and agents, with the assistance of Buyer’s personnel, will prepare an inventory of all assets and other Intellectual Property of Buyer. Buyer shall promptly provide to Seller copies of all documents related to Buyer that Seller reasonably requests. Seller and Seller’s representatives and agents shall be permitted to meet with representatives and employees of Buyer individually and as a group. The due diligence review by Seller will be at Seller’s sole expense, except that Buyer shall make Buyer’s employees, representatives, officers and accountants available to Seller without charge and shall provide copies of documents to Seller without charge. If the results of such due diligence review or meetings are not entirely satisfactory or acceptable to Seller for any reason whatsoever, as determined by Seller in Seller’s reasonable discretion, then, notwithstanding any other term or provision of this Agreement, Seller will have no duty or obligation of any kind or nature whatsoever to proceed with or to consummate any of the transactions contemplated by this Agreement, including the Merger, or to negotiate revised terms, provisions or conditions for any of the transactions contemplated by this Agreement, including the Merger, and Seller may terminate this Agreement without payment of any damages or penalty.

5.3. Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall maintain the truth and accuracy of the representations and warranties made by such party in this Agreement. Each of the parties hereto shall refrain, and shall cause each Person and Subsidiary controlled by such party to refrain, from any act or omission that would or could render any representation or warranty made by such party not true and accurate at the Closing Date.

5.4. Permits and Approvals. Seller and Buyer will cooperate with each other and use their commercially reasonable best efforts to obtain (and will immediately prepare all registrations, filings and applications, requests and notices preliminary to) all Approvals and Permits that may be necessary or that may be reasonably requested by the other party to consummate the transactions contemplated by this Agreement, including under the Securities Act, the Exchange Act and the state Blue Sky Laws.

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5.5. Buyer SEC Documents. Buyer covenants that it shall use its best efforts to prepare and file with the SEC all reports, statements and other information required by the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. Buyer shall, prior to any filing or submission, provide Seller with copies of any proposed filing. Buyer shall prepare financial statements for all periods ending prior to the Closing Date and shall cause such financial statements to be audited by its independent certified public accountants. Buyer shall bear all expenses of such financial statement preparation and audit.

5.6. Written Consent of the Stockholders of Buyer. Buyer will, in accordance with applicable Law and the Articles of Incorporation and Bylaws of Buyer and as soon as reasonably practicable after the date of this Agreement, obtain the requisite vote of the Stockholders of Buyer by written consent of the Stockholders of Buyer to approve and adopt the Buyer Articles Amendment, this Agreement and the transactions contemplated hereby, including the Merger. The Buyer Articles Amendment shall specify Buyer’s new name after the Effective Time.

5.7. Buyer Issuance. The Parties hereto agree that the issuance of Buyer Common Stock to the Seller immediately after the Effective Time pursuant to the exchange described in Section 1.2(a), there shall be approximately 34,674,706 shares of Buyer Common Stock issued and outstanding.

5.8. Blue Sky Laws. Buyer will take such steps as may be necessary to comply with the securities and Blue Sky Laws of all jurisdictions that are applicable to the issuance of shares of Buyer Common Stock in connection with the Merger. Seller will use its commercially reasonable best efforts to assist Buyer as may be necessary to comply with the securities and Blue Sky Laws of all jurisdictions that are applicable in connection with the issuance of shares of Buyer Common Stock in connection with the Merger.

5.9. Written Consent of the Stockholders of Seller. Seller will, in accordance with applicable Law and the organizational documents of Seller and as soon as reasonably practicable after the date of this Agreement, obtain the requisite vote of the Stockholders of Seller by written consent of the Stockholders of Seller to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

5.10. Conditions. Seller will use its commercially reasonable best efforts to take all actions reasonably necessary or appropriate to cause each condition set forth in Section 6.2 to be fulfilled on or before the Closing, and Buyer will use its commercially reasonable best efforts to take all actions reasonably necessary or appropriate to cause each condition set forth in Section 6.3 to be fulfilled on or before the Closing.

5.11. Reorganization. Seller and Buyer will each use its best efforts to cause the business combination to be effected by the Merger to be qualified as a “reorganization” described in Section 368(a) of the Code.

5.12. Audited Financial Statements. The Seller covenants and agrees with the Buyer to, as soon as reasonably practicable after the date hereof (targeting within thirty (30) days of the date hereof), deliver to the Buyer those audited and unaudited financial statements of the Seller as are required by applicable SEC regulations in order to permit Buyer to make the SEC filings required in respect of the Merger and transactions contemplated hereby in accordance with this Agreement, including, but not limited to, audited financial statements for the two most recently completed fiscal years of Seller, prepared in accordance with United States Generally Accepted Accounting Procedures (“US GAAP”) and audited in accordance with PCAOB audit standards, and unaudited interim financial statements for the most recently completed stub period, prepared in accordance with US GAAP.

5.13. Audited Combined Financial Statements. Buyer and Seller shall cause the independent auditors for Seller to prepare as soon as reasonably practicable after the date hereof audited combined financial statements for the combined operations of Buyer and Seller as may be required to be filed with the SEC in accordance with applicable SEC rules, including Schedule 14C and Form 8-K.

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ARTICLE VI
CONDITIONS TO CLOSING

6.1. General Conditions. The obligations of the parties to consummate the Merger are subject to the satisfaction of the following conditions:

(a) Stockholder Approvals. This Agreement, including the Merger must have been approved and adopted by the affirmative unanimous vote of the holders of the then-outstanding shares of FCUV Acquisition Corp. Common Stock and by the affirmative vote of the holders of not less than a majority of then-outstanding voting capital stock shares of Seller Common Stock in accordance with the respective Articles of Incorporation and Bylaws of Buyer and Seller and the Nevada Law.

(b)  Governmental Approvals. The parties shall have obtained timely from each Governmental Entity all Permits and Approvals (if any) necessary for the consummation of, or in connection with, the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and state Blue Sky Laws.

(c) No Restraining Action. No Action will have been instituted or threatened against Buyer or Seller before any Governmental Entity seeking to restrain or prohibit the consummation of the transactions contemplated hereby.

(d) Audited Surviving Corporation Financial Statements. Buyer and Seller shall have caused the independent auditors for Seller to prepare audited combined financial statements for the combined operations of Buyer and Seller as may be required to be filed with the SEC in accordance with applicable SEC rules, including Schedule 14C and Form 8-K.

(e) Merger. The Articles of Merger shall have been filed with the Nevada Secretary of State.

6.2. Conditions to Obligations of Buyer. Unless waived, in whole or part, in writing by Buyer, Buyer’s obligations hereunder are subject, before or at the Closing, to the satisfaction of each of the following conditions:

(a) Due Diligence. The results of Buyer’s due diligence review or meetings pursuant to Section 5.2 must have been entirely satisfactory and acceptable to Buyer, as determined by Buyer in Buyer’s reasonable discretion.

(b) Representations and Warranties. The representations and warranties of Seller contained in ARTICLE II will be true in all material respects at the Closing Date with the same effect as though made at such time. Seller will have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by Seller at or before the Closing Date, and Seller will have delivered to Buyer a certificate of Seller in form and substance satisfactory to Buyer, dated the Closing Date and signed by Seller’s Chief Executive Officer and Chief Financial Officer, to such effect.

(c) No Seller Material Adverse Effect. There will not have been any Seller Material Adverse Effect since the Seller Interim Balance Sheet Date.

(d) Corporate Proceedings. True and complete copies of all corporate proceedings and documents effecting the authorization and approval of the Transaction Documents and the transactions contemplated thereunder, certified by the Chief Executive Officer of Seller, will have been furnished to Buyer.

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(e) Transaction Documents. Seller will have executed and delivered the Transaction Documents to which it is a party other than this Agreement.

(f) Approvals and Permits. Buyer must have obtained all Approvals and Permits necessary to consummate the transactions contemplated hereby (if any).

(g) Seller Financial Statements. Seller shall have delivered to Buyer the Seller Financial Statements and shall have prepared and delivered to Buyer or Buyer’s independent auditors all financial information specified in Section 5.12.

6.3. Conditions to Obligations of Seller. Unless waived, in whole or part, in writing by Seller, Seller’s obligations hereunder are subject, before or at the Closing, to the satisfaction of each of the following conditions:

(a) Due Diligence. The results of Seller’s due diligence review or meetings must be satisfactory and acceptable to Seller, as determined by Seller in Seller’s reasonable discretion.

(b) Representations and Warranties. The representations and warranties of Buyer contained in ARTICLE III will be true in all material respects at the Closing Date with the same effect as though made at such time. Buyer will have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by Buyer at or before the Closing Date, and Buyer will have delivered to Seller a certificate of Buyer in form and substance satisfactory to Seller, dated the Closing Date and signed by Buyer’s Chief Executive Officer and Chief Financial Officer, to such effect.

(c) No Buyer Material Adverse Effect. There will not have been any Buyer Material Adverse Effect since the Buyer Interim Balance Sheet Date.

(d) Corporate Proceedings. True and complete copies of all corporate proceedings and documents effecting the authorization and approval of the Transaction Documents and the transactions contemplated thereunder by Buyer, certified by the Chief Executive Officer and the Secretary of Buyer, shall have been furnished to Seller.

(e) Transaction Documents. Buyer must have executed and delivered the Transaction Documents to which Buyer is a party other than this Agreement.

(f) Approvals and Permits. Seller must have obtained all Approvals and Permits necessary to consummate the transactions contemplated hereby (if any).

(g) Management. Buyer shall have taken all necessary corporate action such that immediately following the Closing: (i) the same directors of Seller will be the Directors of Buyer and Buyer shall have taken no further action to amend its Bylaw provisions relating to the size and membership of its Board of Directors, and (ii) the executive officer(s) of Buyer shall be Desheng Wang and such other individuals as he shall appoint.

(h) Buyer Financial Statements. Buyer shall have delivered to Seller the Buyer Financial Statements and shall have prepared and delivered to Seller or Seller’s independent auditors all financial statements and information necessary for inclusion in the audited combined financial statements, referenced in Sections 5.13 and 6.1(d), for the combined operations of Buyer and Seller as may be required to be filed with the SEC as an Exhibit to Form 8-K not later than four (4) days following the Closing Date.

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ARTICLE VII

TERMINATION OF OBLIGATIONS

7.1. Termination of Agreement. This Agreement and the transactions contemplated by this Agreement will terminate if the Closing does not occur on or before the close of business on March 1, 2016, unless extended pursuant to Section 1.1(c), in which case this Agreement and the transactions contemplated by this Agreement will terminate if the Closing does not occur on or before the Closing Date as extended pursuant to Section 1.1(c) and otherwise may be terminated at any time before the Closing as follows and in no other manner:

(a) Mutual Consent. By the mutual consent in writing of Buyer and Seller.

(b) Conditions to Buyer’s Performance Not Satisfied. By Buyer by written notice to Seller if any event occurs or condition exists that would render impossible the satisfaction of one or more conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 6.1 or Section 6.2.

(c) Conditions to Seller’s Performance Not Satisfied. By Seller by written notice to Buyer if any event occurs or condition exists that would render impossible the satisfaction of one or more conditions to the obligations of Seller to consummate the transactions contemplated by this Agreement as set forth in Section 6.1 or Section 6.3.

7.2. Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, then all further obligations of the parties under this Agreement will terminate without further liability of any party to another party; provided, however, that each party shall remain liable for all breaches of or inaccuracies in such party’s covenants, agreements, representations and warranties hereunder that occurred before the termination of this Agreement. This Section 7.2 and the obligations of the parties contained in Sections 9.3 (Confidentiality), 9.4 (Expenses), 9.15 (Governing Law) will survive any termination of this Agreement and remain in full force and effect. A termination under Section 7.1 will not relieve any party of any liability for a breach of, or for any misrepresentation under, this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

ARTICLE VIII
INDEMNIFICATION

8.1. Obligations of the Surviving Corporation. The Surviving Corporation will indemnify and hold harmless the principal stockholders of the Buyer (the “Buyer Principal Stockholders”) from and against Losses of the Stockholders of Buyer, directly or indirectly, as a result of, or based on or arising from (a) any material inaccuracy in or material breach or material nonperformance of any of the representations, warranties, covenants or agreements made by Seller in or pursuant to this Agreement or (b) any third party claim or demand regarding the conduct of the Seller Business before the Closing, whether asserted before or after the Closing. Any payment made by the Surviving Corporation to the Stockholders of Buyer in respect of Losses incurred by the Stockholders of Buyer pursuant to this Section 8.1 will be paid in shares of Common Stock of the Surviving Corporation. For purposes of determining the number of shares of Common Stock of the Surviving Corporation to be delivered by the Surviving Corporation to the Stockholders of Buyer pursuant to this Section 8.1, the value of shares of Common Stock of the Surviving Corporation will be determined as provided in Section 8.2.

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8.2. Valuation of Shares of Common Stock of the Surviving Corporation. Whenever the provisions of this Article VIII, Section 8.1 or Section Error! Reference source not found. require that an indemnification payment must be made in shares of Common Stock of the Surviving Corporation, then the shares of Common Stock of the Surviving Corporation shall be valued as follows: (a) if shares of Common Stock of the Surviving Corporation are then traded on a national securities exchange or the NASDAQ Global Market (or a similar national or global quotation system), then the value of shares of Common Stock of the Surviving Corporation shall be deemed to be the average of the daily closing prices of such shares of Common Stock of the Surviving Corporation on such exchange or system over the thirty (30) day period ending three (3) days before the day on which such indemnification payment is required to be made; and (b) if shares of Common Stock of the Surviving Corporation are then actively traded over-the-counter, then the value of shares of Common Stock of the Surviving Corporation shall be deemed to be the average of the daily closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days before the day on which such indemnification payment is required to be made; and (c) if there is no active public market for shares of Common Stock of the Surviving Corporation, then the value of shares of Common Stock of the Surviving Corporation shall be deemed to be the average of the daily closing bid or sale price over the ten (10) first days of trading after the Effective Time.

8.3. Procedure.

(a) Any party seeking indemnification with respect to any Loss will give notice to the party required to provide indemnity hereunder on or before the last day of the applicable survival period specified in Section 9.1.

(b) If any claim, demand or liability is asserted by any third party against any Indemnified Party, then the Indemnifying Party will, upon the written request of the Indemnified Party, defend any Action brought against the Indemnified Party with respect to matters embraced by the indemnity with legal counsel satisfactory to the Indemnified Party, but the Indemnified Party will have the right to conduct and control the defense, compromise or settlement of any Indemnifiable Claim if the Indemnified Party chooses to do so, on behalf of and for the account and risk of the Indemnifying Party who will be bound by the result so obtained to the extent provided herein; provided, however, that no Indemnifiable Claim will be settled by an Indemnified Party unless the Indemnifying Party consents thereto, which consent will not be unreasonably withheld or delayed. If, after a request to defend any Action, the Indemnifying Party neglects to defend the Indemnified Party, then a recovery against the latter suffered by it in good faith is conclusive in its favor against the Indemnifying Party; provided, however, that, if the Indemnifying Party has not received reasonable notice of the Action against the Indemnified Party or is not allowed to control its defense, then judgment against the Indemnified Party is only presumptive evidence against the Indemnifying Party. Each party hereto, to the extent that it is or becomes an Indemnifying Party, hereby stipulates that a judgment against the Indemnified Party will be conclusive upon the Indemnifying Party. The parties will cooperate in the defense of all third party claims that may give rise to Indemnifiable Claims hereunder. In connection with the defense of any claim, each party will make available to the party controlling such defense all books, records or other documents within its control that are reasonably requested in the course of such defense.

ARTICLE IX
MISCELLANEOUS

9.1. Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of the parties set forth in this Agreement will survive the Closing until midnight PST of the day immediately preceding the first anniversary of the Closing Date. The covenants and agreements of the parties set forth in this Agreement shall survive after the Closing and the Effective Time until fully performed.

9.2. Public Announcements. Buyer and Seller will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and will mutually agree on the substance of any such press release or public statement.

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9.3. Confidentiality. All information disclosed by any party (or its representatives), whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) will be kept confidential by such other party and its representatives and will not be used by any such Person other than as contemplated by this Agreement, except to the extent that such information (a) was known by the recipient when received, (b) is or hereafter becomes lawfully obtainable from other sources, (c) is necessary or appropriate to disclose to a Governmental Entity having jurisdiction over the parties or as otherwise may be required by Law or Legal Requirement or (d) to the extent such duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated, each party will use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by such party or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 9.3, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

9.4. Expenses. Except as otherwise provided herein, each of the parties will bear all expenses incurred by it in connection with this Agreement and in the consummation of the transactions contemplated hereby and in preparation therefor.

9.5. Notices. All notices (including other communications required or permitted) under this Agreement must be in writing and must be delivered: (a) in person; (b) by registered, express or certified mail, postage prepaid, return receipt requested; (c) by a generally recognized courier or messenger service that provides written acknowledgement of receipt by the addressee; or (d) by facsimile or other generally accepted means of electronic transmission with a verification of delivery. A notice will be deemed delivered at the earlier of the date such notice is actually received by a party or three (3) days after such notice is given. Notices must be given at the addresses below, but any party may furnish, from time to time, other addresses for notices to it.

If to Buyer, at:

FOCUS UNIVERSAL INC.

829 Lawson Street

City of Industry, CA 91748

Attn: Desheng Wang

Telephone: (626) 272-3883

with a copy to:

Wilson & Oskam, LLP

9110 Irvine Center Drive

Irvine, CA 92618

Attn: Gilbert J. Bradshaw Esq.

Telephone: (917) 830-6517

Fax: (917) 791-8877

If to Seller, at:

Perfecular Inc.

829 Lawson Street

City of Industry, CA 91748

Attn: Desheng Wang

Telephone: (626) 272-3883

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The addresses to which notices or demands are to be given may be changed from time to time by notice served as provided above. Delivery of notice to the copied parties above is not notice to Buyer or Seller, as the case may be.

9.6. Further Assurances. Seller will, upon the request of Buyer, from time to time execute and deliver such additional certificates, agreements and other documents and take such other actions as Buyer reasonably requests to render effective the transactions contemplated by this Agreement. Buyer will, upon the request of Seller, from time to time execute and deliver such additional certificates, agreements and other documents and take such other actions as Seller reasonably requests to render effective the transactions contemplated by this Agreement.

9.7. Sections and Other Headings. Sections or other headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.8. Integrated Agreement. This Agreement and the Exhibits and Schedules attached hereto constitute the entire agreement between the parties hereto, and no agreements, understandings, restrictions, warranties or representations exist between the parties hereto other than those set forth herein or provided for herein.

9.9. Assignment. No party to this Agreement may assign this Agreement without the prior written consent of the other parties to this Agreement.

9.10. Amendments; Waivers. All parties must approve any amendment to this Agreement. Any waiver of any right or remedy requires the consent of the party waiving it. Every amendment or waiver must be in writing and designated as an amendment or waiver, as appropriate. No failure by any party to insist on the strict performance of any provision of this Agreement, or to exercise any right or remedy, will be deemed a waiver of such performance, right or remedy or of any other provision of this Agreement.

9.11. Interpretation. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its legal counsel. The parties waive any statute or rule of Law to the contrary. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) words in the singular include the plural, and words in the plural include the singular; (d) “herein,” “hereof’ and other words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision; (e) all references to “Article,” “Section,” “Exhibit,” or “Schedule” refer to the particular Article, Section, Exhibit or Schedule in or attached to this Agreement unless otherwise expressly specified; and (f) “including” and “includes,” when following any general provision, sentence, clause, statement, term or matter, will be deemed to be followed by “without limitation” or “but not limited to” and “without limitation” or “but is not limited to,” respectively.

9.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one instrument.

9.13. Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement are incorporated herein.

9.14. Severability. If any provision of this Agreement is held to be unenforceable for any reason, then such provision will be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the extent possible.

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9.15. Governing Law. This Agreement will be governed by and construed in accordance with the internal Law of the State of Nevada (without reference to its rules as to conflicts of Law).

9.16. Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or equity.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties hereto has executed or caused to be executed by its duly authorized officer this Agreement to be effective as of the date first written above.

FOCUS UNIVERSAL INC.,
a Nevada corporation

By:	/s/ Desheng Wang
Name: Desheng Wang
Its: Chief Executive Officer

“Acquisition Corp.”

FCUV Acquisition Corp
a Nevada corporation

By:	/s/ Desheng Wang
Name: Desheng Wang
Its: President

PERFECULAR INC.

By:	/s/ Edward Lee
Name: Edward Lee
Its: Chief Operating Officer

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EXHIBIT A

DEFINITIONS

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a specified Person.

“Agreement” means this Agreement by and among Buyer and Seller, as it may be amended, supplemented or modified from time to time.

“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Articles of Merger” has the meaning set forth in Section 1.1(c).

“Associate” of a Person means:

(i) a corporation or organization (other than a party to this Agreement) of which such Person is an officer or partner or, directly or indirectly, beneficially owns ten percent (10%) or more of any class of equity securities;

(ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity; and

(iii) any relative or spouse of such Person or any relative of such spouse who has the same home as such Person.

“Buyer” has the meaning set forth in the introduction to this Agreement.

“Buyer Audited Financial Statements” has the meaning set forth in Section 3.3.

“Buyer Financial Statements” has the meaning set forth in Section 3.3.

“Buyer Closing Date Balance Sheet” has the meaning set forth in Section 3.3.

“Buyer Competing Transaction” means (i) any merger, consolidation, share exchange, business combination or other similar transaction involving Buyer, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of fifty percent (50%) or more of the assets of Buyer, taken as a whole, in a single transaction or a series of transactions, other than in the Ordinary Course of Business, (iii) any Person having acquired beneficial ownership or the right to acquire beneficial ownership of or any “group” (as defined in Section 13(d) of the Exchange Act) having been formed that beneficially owns or has the right to acquire beneficial ownership of ten percent (10%) or more of the Buyer Common Stock or (iv) any public announcement of a proposal, plan or intent to do any of the foregoing or any agreement to engage in any of the foregoing other than any transaction contemplated by this Agreement.

“Buyer Common Stock” has the meaning set forth in Recital B.

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“Buyer Contract” means any Contract (a) under which Buyer has or may acquire any right, (b) under which Buyer has or may become subject to any obligation or liability or (c) by which Buyer or any of the assets owned or used by Buyer is or may become bound.

“Buyer Disclosure Schedule” means the disclosure schedule dated, and delivered by Buyer to Seller on, the date of this Agreement. The Sections of the Buyer Disclosure Schedule will be numbered to correspond to the applicable Section of this Agreement and, together with all matters under such heading, will be deemed to qualify only that Section unless it is manifestly evident from such disclosure that it qualifies another Section, in which case it will be deemed to qualify such other Section.

“Buyer Interim Balance Sheet” has the meaning set forth in Section 3.3.

“Buyer Interim Balance Sheet Date” has the meaning set forth in Section 3.3.

“Buyer Material Contract” means any Contract that would be required to be filed as a material agreement with the SEC under applicable rules of the Exchange Act.

“Buyer Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events, changes, violations, inaccuracies, circumstances or effects are inconsistent with the representations or warranties made by Buyer in this Agreement) that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, employees, properties, prospects, capitalization or results of operations of Buyer.

“Buyer Principal Stockholder” and “Buyer Principal Stockholders” have the meanings set forth in the introduction to this Agreement.

“Buyer SEC Documents” means all required reports, schedules, forms, statements and other documents filed by Buyer with the SEC.

“Certificates” has the meaning set forth in Section 1.3(c).

“Closing” has the meaning set forth in Section 1.1(c).

“Closing Date” has the meaning set forth in Section 1.1(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, contract, obligation, promise, undertaking, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether written or oral and whether express or implied.

“Effective Time” has the meaning set forth in Section 1.1(c).

“Encumbrance” means any claim, charge, community property interest, condition, equitable interest, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, right of first refusal, rights of others or restriction or any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, Law, Legal Requirement, equity or otherwise, except for any restriction on transfer generally arising under any applicable federal or state securities law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Exchange Agent” has the meaning set forth in Section 1.3(a).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law or Legal Requirement.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Indemnifiable Claim” means any Loss for or against which any party is entitled to indemnification under this Agreement.

“Indemnified Party” means the party entitled to indemnity under this Agreement.

“Indemnifying Party” means the party obligated to provide indemnification under this Agreement.

“Intellectual Property” means any trade secret, secret process or other confidential or proprietary information or know-how, patent, patent application or any brand name, copyright, trademark, trademark application, service mark, service mark application, trade name, trade dress, URL, moral right, mask work, invention, composition of matter, formula, design or process and all registrations or applications for registration of any of the foregoing.

“IRS” means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” with respect to Seller means the actual knowledge of Desheng Wang after conducting a reasonably comprehensive investigation of the subject matter thereof; “Knowledge” with respect to Buyer means the actual knowledge of the directors and executive officers of Buyer after conducting a reasonably comprehensive investigation of the subject matter thereof.

“Law” means any constitutional provision, statute or other law, rule, regulation or interpretation of any Governmental Entity and any Order.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Loss” means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

“Merger” has the meaning set forth in Recital A.

“Nevada Law” has the meaning set forth in Section 1.1(b).

“Order” means any award, decision, decree, injunction, judgment, order, ruling, subpoena, assessment, writ or verdict.

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“Ordinary Course of Business”: An action taken by any Person will be deemed to have been taken in the “Ordinary Course of Business” only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation (or its jurisdictional equivalent); (b) the articles or certificate of formation or organization (or substantially similar document) and the operating agreement (or substantially similar document) of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

“Permit” means any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity, including a Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller” has the meaning set forth in the introduction to this Agreement.

“Seller Assets” has the meaning set forth in Section 2.7.

“Seller Financial Statements” has the meaning set forth in Section 2.3.

“Seller Business” means the business of Seller and of the Seller Subsidiaries, if any, and will be deemed to include any of the following incidents of such business: income, cash flow, operations, condition (financial or other), assets, properties, anticipated revenues/income and liabilities.

“Seller Closing Date Balance Sheet” has the meaning set forth in Section 2.3.

“Seller Common Stock” has the meaning set forth in Recital B.

“Seller Competing Transaction” means (i) any merger, consolidation, share exchange, business combination or other similar transaction involving Seller, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of fifty percent (50%) or more of the assets of Seller, taken as a whole, in a single transaction or a series of transactions, other than in the Ordinary Course of Business, (iii) any Person having acquired beneficial ownership or the right to acquire beneficial ownership of or any “group” (as defined in Section 13(d) of the Exchange Act) having been formed that beneficially owns or has the right to acquire beneficial ownership of ten percent (10%) or more of any class of Seller equity or (iv) any public announcement of a proposal, plan or intent to do any of the foregoing or any agreement to engage in any of the foregoing other than any transaction contemplated by this Agreement.

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“Seller Contract” means any Contract (a) under which Seller has or may acquire any right, (b) under which Seller has or may become subject to any obligation or liability or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

“Seller Disclosure Schedule” means the disclosure schedule dated, and delivered by Seller to Buyer on, the date of this Agreement. The Sections of the Seller Disclosure Schedule will be numbered to correspond to the applicable Section of this Agreement and, together with all matters under such heading, will be deemed to qualify only that Section unless it is manifestly evident from such disclosure that it qualifies another Section, in which case it will be deemed to qualify such other Section.

“Seller Dissenting Shares” has the meaning set forth in Section 1.2(a).

“Seller Dissenting Stockholder” has the meaning set forth in Section 1.2(d).

“Seller Financial Statements” has the meaning set forth in Section 2.3.

“Seller Interim Balance Sheet” has the meaning set forth in Section 2.3.

“Seller Interim Balance Sheet Date” has the meaning set forth in Section 2.3.

“Seller Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events, changes, violations, inaccuracies, circumstances or effects are inconsistent with the representations or warranties made by Seller in this Agreement) that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, employees, properties, prospects, capitalization or results of operations of Seller and the Seller Subsidiaries, if any, taken as a whole.

“Seller Material Contract” means any and all of the following: (a) each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of ten thousand dollars ($10,000); (b) each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of ten thousand dollars ($10,000); (c) each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by Seller in excess of ten thousand dollars ($10,000); (d) each lease, rental or occupancy agreement, license, installment and conditional sale agreement and other Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than ten thousand dollars ($10,000) and with terms of less than one year) of Seller ; (e) each licensing agreement or other Seller Contract with respect to patents, trademarks, copyrights or other intellectual property, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of Intellectual Property of Seller ; (f) each joint venture, partnership and other Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person; (g) each Seller Contract containing covenants that in any way purport to restrict the business activity of Seller or any Affiliate of Seller or limit the freedom of Seller or any Affiliate of Seller to engage in any line of business or to compete with any Person; (h) each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods; (i) each power of attorney on behalf of Seller that is currently effective and outstanding; (j) each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages; (k) each Seller Contract for capital expenditures by Seller in excess of ten thousand dollars ($10,000); (l) each written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business; and (m) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

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“Seller Stock Incentive Plan” has the meaning set forth in Section 2.2(a).

“Stockholder Certificate” has the meaning set forth in Section 6.2(g).

“Stockholders of Buyer” means, collectively, the holders of Buyer Common Stock immediately before the Effective Time (each, individually, a “Stockholder of Buyer”).

“Stockholders of Seller” means, collectively, the holders of Seller Common Stock immediately before the Effective Time (each, individually, a “Stockholder of Seller”).

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the occurrence of a contingency that has not occurred) are held by the Owner or one or more of the Owner’s Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 1.1(b).

“Tax” means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital gain, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity, all interest and penalties (civil or criminal) related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

“Tax Return” means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes (as applicable) Seller or Buyer.

“Transaction Documents” means this Agreement and the Articles of Merger.

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EXHIBIT C

CERTFICATES OF MERGER

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EXHIBIT D

SELLER DISCLOSURE SCHEDULE

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EXHIBIT E

BUYER DISCLOSURE SCHEDULE

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